EXHIBIT 99.1

AVX Corporation Announces Preliminary First Quarter Results

GREENVILLE, S.C. – July 31, 2013 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the first quarter ended June 30, 2013.

Chief Executive Officer, John Gilbertson, stated, “We saw improved first quarter results reflecting sequential sales and gross profit growth over the previous quarter. The demand in the quarter held up well in a cautious market. Customer inquiries indicate moderate demand improvement as we head into the summer holiday season. This optimism was supported by an order backlog build in the quarter. The integration of the tantalum operations purchased in February is on schedule and we are expanding those operations.”

For the quarter ended June 30, 2013, net sales increased by $16.2 million, or 4.6%, to 369.4 million compared to net sales of $353.2 million in the prior year’s first quarter. Net income for the quarter was $27.7 million, or $0.16 per diluted share.

Chief Financial Officer, Kurt Cummings, stated, “During the quarter, we paid $14.7 million of dividends to stockholders and spent $2.3 million to repurchase shares of AVX stock on the open market to enhance shareholder value.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30,
	2012	2013
Net sales	$353,154	$369,379
Cost of sales	284,197	301,108
Gross profit	68,957	68,271
Selling, general & admin. expense	29,694	29,036
Environmental charge	266,250	-
Profit (loss) from operations	(226,987)	39,235
Other income, net	1,879	847
Income (loss) before income taxes	(225,108)	40,082
Provision for (benefit from) taxes	(88,324)	12,425
Net income (loss)	$(136,784)	$27,657

Basic income (loss) per share	$(0.81)	$0.16
Diluted income (loss) per share	$(0.81)	$0.16

Weighted average common
shares outstanding:
Basic	169,528	168,647
Diluted	169,528	168,750

During the quarter ending June 30, 2012, the Company reached a $366,250 financial settlement agreement, subject to regulatory and court approvals, with respect to the EPA’s ongoing clean-up of  New Bedford Harbor in Massachusetts. The Company recorded a pre-tax charge of $266,250, or $0.98 per diluted share on an after-tax basis, related to this matter in the quarter ended June 30, 2012.  Net income, excluding the environmental charge, was $29,622, or $0.17 per diluted share, for the quarter ended June 30, 2012.

AVX CORPORATION

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2012	2013
Including special charge (GAAP)
Net sales	$353,154	$369,379
Net income (loss)	$(136,784)	$27,657
Basic income (loss) per share	$(0.81)	$0.16
Diluted income (loss) per share	$(0.81)	$0.16

Excluding special charge (Non-GAAP)
Special charge (after-tax)
Environmental charge	$166,406	$-
Net income	$29,622	$27,657
Basic income per share	$0.17	$0.16
Diluted income per share	$0.17	$0.16

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding the environmental charge. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	June 30,
	2013	2013
Assets
Cash and cash equivalents	$486,724	$482,291
Short-term investments in securities	560,364	560,145
Accounts receivable, net	202,031	202,122
Inventories	559,074	541,520
Other current assets	137,340	131,920
Total current assets	1,945,533	1,917,998
Long-term investments in securities	15,576	35,894
Property, plant and equipment, net	258,264	252,806
Goodwill and other intangibles	273,204	273,415
Other assets	109,418	111,033

TOTAL ASSETS	$2,601,995	$2,591,146

Liabilities and Stockholders' Equity
Accounts payable	$115,187	$92,153
Income taxes payable and accrued expenses	215,690	214,888
Total current liabilities	330,877	307,041
Other liabilities	298,188	296,506

TOTAL LIABILITIES	629,065	603,547

TOTAL STOCKHOLDERS' EQUITY	1,972,930	1,987,599

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,601,995	$2,591,146

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.  The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2014, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Forward-looking statements reflect management's expectations and are inherently uncertain.  The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2013, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein.  Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC.  You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law.  All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303